Exhibit 770 – February 28, 2013

As listed below, during the covered period, the Registrant engaged in certain transactions pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended. Each of the Rule 10f-3 transactions was conducted in accordance with the pricing and other requirements of Rule 10f-3 and the Registrant’s policies and procedures to ensure compliance with Rule 10f-3.  These transactions were presented to and reviewed by the Registrant’s Board of Trustees on a quarterly basis.  The Registrant is filing this Exhibit to ensure that all of the Rule 10f-3 transactions are reported pursuant to Item 77O of Form N-SAR.

Trust	Fund Name	CUSIP	Issuer/ Security Description	Note/ Bond/ Equity	Purchase Date	Selling Broker*	Face Value Bond / # of Shares Purchased	Share Price / Par	Amount Paid By Fund
Bank of America Funds Series Trust	BofA Municipal Reserves	708796F36	Pennsylvania Housing Finance Agency Single Family Mortgage Revenue Bonds 0.48% 10/1/2013	Bond	11/16/2012	Morgan Stanley	4,690,000	100.00000	$4,690,000

*Rule 10f-3 transactions in which a fund purchased securities from an underwriting syndicate in which an affiliated underwriter participated as a syndicate manager or member.